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                                                                      EXHIBIT 15


Rite Aid Corporation
Camp Hill, Pennsylvania

Gentlemen:

Re: Registration Statement No. 33-

        With respect to the subject registration statement, we acknowledge our awareness of the incorporation by reference therein of our report dated
July 14, 1995 related to our review of interim financial information.

        Pursuant to Rule 436(c) under the Securities Act of 1933, such report is not considered part of a registration statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Act.

Very truly yours,


/s/ KPMG Peat Marwick LLP

Harrisburg, Pennsylvania
July 20, 1995